Autocallable Equity Linked Securities
Based on the Common Stock of Facebook, Inc.
due September      , 2013
Citigroup Funding Inc.
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
Medium-Term Notes, Series D

PRELIMINARY PRICING SUPPLEMENT
No. 2012-MTNDG
(Related to Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

August 28, 2012

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement no. ES-01-01, prospectus supplement and prospectus are not an offer to sell these securities nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 28, 2012

Citigroup Funding Inc.	August , 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01

Autocallable Equity Linked Securities Based on the Common Stock of Facebook, Inc. Due September     , 2013
Overview
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Funding Inc. and guaranteed by Citigroup Inc.  The securities offer a quarterly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity.  In exchange for this higher coupon, you must be willing to accept (i) the risk that the securities will be automatically redeemed prior to maturity and (ii) the risk that, if the securities are not automatically redeemed prior to maturity, what you receive at maturity may be worth less than your initial investment in the securities, and may be worth nothing.  Each of these risks will depend on the performance of the common stock of Facebook, Inc. (the “underlying shares”), as described below.

▪
Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash or underlying shares due under the securities if we and Citigroup Inc. default on our obligations.

KEY TERMS
Underlying shares:	Shares of common stock of Facebook, Inc. (the “underlying share issuer”) (NASDAQ symbol: “FB”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	August , 2012 (expected to be August 28, 2012)
Issue date:	August , 2012 (three business days after the pricing date)
Valuation date:	August , 2013 (expected to be August 28, 2013), subject to postponement if any such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	September , 2013 (expected to be September 3, 2013)
Coupon:	16.00% to 17.25% per annum paid quarterly, subject to automatic early redemption. The actual coupon rate will be determined on the pricing date.
Coupon payment dates:	The third business day after each autocall observation date, and the maturity date, subject to automatic early redemption
Automatic early redemption:
If, on any observation date, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the related coupon payment date for an amount in cash per security equal to $1,000 plus the related coupon payment.
If the securities are automatically redeemed prior to maturity, you will not receive any additional coupon payments following the redemption.

Autocall observation dates:
November     , 2012, February     , 2013 and May     , 2013 (expected to be November 28, 2012, February 28, 2013 and May 28, 2013), subject to postponement if any such date is not a scheduled trading day or if certain market disruption events occur

What you will receive at maturity:	If the securities have not been earlier redeemed, you will be entitled to receive at maturity, for each $1,000 security you then hold, the final coupon payment plus:
▪ If a downside event occurs:	a number of the underlying shares equal to the equity ratio (or, if you elect, cash in an amount equal to the equity ratio multiplied by the final share price)
▪ If a downside event does not occur:	$1,000 in cash

If the securities have not been automatically redeemed prior to maturity and a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or cash based on the value thereof, if you elect) that will be worth less than 65% of the stated principal amount and may be worth nothing.  Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities.

Downside event:	A downside event will occur if the closing price of the underlying shares on the valuation date is less than the downside threshold price.
Downside threshold price:	$ (65% of the initial share price)
Initial share price:	$ , the closing price of the underlying shares on the pricing date
Equity ratio:	, the stated principal amount divided by the initial share price
Final share price:	The closing price of the underlying shares on the valuation date
CUSIP / ISIN:	1730T0YN3 / US1730T0YN35
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per security	$1,000	$4.00	$996.00
Total	$	$	$
(1) For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” on page PS-2.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Product Supplement No. ES-01-01 dated May 9, 2012	Prospectus Supplement and Prospectus dated May 12, 2011
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Autocallable Equity Linked Securities Based on the Common Stock of Facebook, Inc. Due September     , 2013

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect what you will receive at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that could be less than the stated principal amount.  These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of Market Disruption Events; Postponement of the Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF),” and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Each scheduled autocall observation date is subject to postponement as if it were the scheduled valuation date as described under “Description of the Securities—Consequences of Market Disruption Events; Postponement of the Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If the securities are not automatically redeemed prior to maturity and a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or cash based on the value thereof, if you elect) that will be worth less than 65% of the stated principal amount and may be worth nothing.

■
Your opportunity to receive coupon payments may be limited by the automatic early redemption feature.  The securities will be automatically redeemed following a quarterly autocall observation date if the closing price of the underlying shares is greater than or equal to the initial share price on such date.  If the securities are automatically redeemed prior to maturity, you will not receive any additional coupon payments following the redemption and may not be able to reinvest your funds in another investment that offers comparable terms or returns.  The term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited to as short as three months.

■
The securities will be adversely affected by volatility in the price of the underlying shares.  The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity.  In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or cash based on the value thereof, if you elect) worth less than the stated principal amount.

■
The performance of the securities will depend on the closing price of the underlying shares solely on the three observation dates and the valuation date, which makes the securities particularly sensitive to volatility of the underlying shares. The performance of the securities—including what you receive at maturity and whether the securities are automatically called prior to maturity—will depend on the closing price of the underlying shares on only four dates (or fewer, if the securities are automatically redeemed prior to maturity).  If the securities are not earlier redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the valuation date.  Whether your securities will be automatically redeemed prior to maturity depends on the closing price of the underlying shares on each observation date, and not on any other day during the term of the securities.

Because the performance of the securities depends on the closing price of the underlying shares on a small number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares.  You should understand that the underlying shares have historically been highly volatile.

August 2012	PS-2

Autocallable Equity Linked Securities Based on the Common Stock of Facebook, Inc. Due September     , 2013

■
The securities offer downside exposure, but no upside exposure, to the underlying shares.  You will not participate in any appreciation in the price of the underlying shares over the term of the securities.  Consequently, your return on the securities will be limited to the coupon payments (subject to automatic early redemption) and may be significantly less than the return on the underlying shares over the term of the securities.

■
The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive anything owed to you under the securities.

■
The underlying shares have limited historical information.  Facebook, Inc. held its initial public offering on May 18, 2012. Accordingly, the underlying shares have limited historical data, and that historical data may not be representative of the underlying shares’ potential performance under other market conditions.  Because the underlying shares have limited performance history, an investment in the securities may involve a greater risk than an investment linked to other securities with a more established record of performance.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.'s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the prices of the underlying shares and a number of other factors, including the volatility of the underlying shares, the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
Our offering of the securities is not a recommendation of the underlying shares.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares.  These and other of our affiliates’ activities may adversely affect the price of the underlying shares and have a negative impact on your interests as a holder of the securities.

■
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities.  We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the underlying shares or in instruments related to the underlying shares.  Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could negatively affect the price of the underlying shares and the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer.  In the course of this business, our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you.  Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, such affiliates may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

■
The occurrence of a downside event depends on the closing price of the underlying shares on a single day.  If the closing price of the underlying shares on the valuation date is less than the downside threshold price, a downside event will occur and you

August 2012	PS-3

Autocallable Equity Linked Securities Based on the Common Stock of Facebook, Inc. Due September     , 2013

will not receive the full stated principal amount of your securities at maturity, even if the closing price of the underlying shares is greater than or equal to the downside threshold price on other dates during the term of the securities.

■
You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity.  If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s certificate of incorporation, you will not have the right to vote on such change, but you will be subject to such change in the event you receive the underlying shares at maturity.  Any such change may adversely affect the market price of the underlying shares.

■
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends, partial tender offers or additional public offerings of the underlying shares.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

■
If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount.  If we exercise this call right, you will receive the amount described under “Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of the securities and/or the total amount you would have received under the securities had you continued to hold your securities to maturity.  Although we are obligated to repay your stated principal amount if the securities are automatically called prior to maturity, we are not so obligated if we call the securities following a delisting of the underlying shares.

■
The securities may become linked to shares of an issuer other than an original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of underlying shares.  For example, if an underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares.  See “Description of the Securities—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of underlying shares, Citigroup Global Markets Inc., as calculation agent, may be required to make discretionary judgments that could significantly affect what you receive at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The tax consequences of an investment in the securities are unclear.  There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should review carefully the sections of this pricing supplement and the accompanying product supplement entitled “United States Federal Tax Considerations” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2012	PS-4

Autocallable Equity Linked Securities Based on the Common Stock of Facebook, Inc. Due September     , 2013

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities for a range of hypothetical closing prices of the underlying shares on the valuation date, assuming the securities have not been previously redeemed.  If the securities have been automatically redeemed prior to maturity, you will receive no coupon payments after the date on which the securities are redeemed.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work (and does not reflect the actual initial share price, equity ratio or downside threshold price or the actual coupon rate or the term of the securities):

Initial share price:	$20.00 (the hypothetical closing price of the underlying shares on the pricing date)
Equity ratio:	50 (the $1,000 stated principal amount per security divided by the hypothetical initial share price)
Downside threshold price:	$13.00 (65% of the hypothetical initial share price)
Coupon:	16.625% per annum, subject to automatic early redemption
Annualized dividend yield:	0%
Maturity date:	One year after the issue date

The following hypothetical examples assume that the closing price of the underlying shares on the valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical closing price of the underlying shares on the valuation date	Value of the underlying shares or cash amount at maturity1 per security	Total coupon payments per security	Total value received per security	Total return of the underlying shares2	Total return of the securities
$0.00	$0.00	$166.25	$166.25	-100.00%	-83.38%
$5.00	$250.00	$166.25	$416.25	-75.00%	-58.38%
$10.00	$500.00	$166.25	$666.25	-50.00%	-33.38%
$12.80	$640.00	$166.25	$806.25	-36.00%	-19.38%
$13.00	$1,000.00	$166.25	$1,166.25	-35.00%	16.63%
$15.00	$1,000.00	$166.25	$1,166.25	-25.00%	16.63%
$18.00	$1,000.00	$166.25	$1,166.25	-10.00%	16.63%
$20.00	$1,000.00	$166.25	$1,166.25	0.00%	16.63%
$25.00	$1,000.00	$166.25	$1,166.25	25.00%	16.63%
$30.00	$1,000.00	$166.25	$1,166.25	50.00%	16.63%

1 Based on the closing price on the valuation date.  You will receive any underlying shares on the maturity date.  Excludes final coupon payment.
2 Assumes that no dividends will be paid on the underlying shares. The return on the securities will not reflect dividends.

The above table does not illustrate all possible variations in what you will receive at maturity.  The examples above are intended to illustrate how what you will receive at maturity (assuming the securities have not been automatically called prior to maturity) will depend on whether the closing price of the underlying shares on the valuation date is greater than, less than or equal to the downside threshold price.

Information about the Underlying Shares

Facebook, Inc. (“Facebook”) builds products for users, developers and advertisers. Users access the products free of charge on the internet and mobile platforms and use those products to stay connected with their friends and family and to share information.  Developers use the Facebook platform to build applications and websites that integrate with Facebook to reach its users and advertisers engage with users of Facebook or subsets of its users based on information users have chosen to share with Facebook. Shares of Facebook’s common stock are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by Facebook pursuant to the Exchange Act can be located by reference to file number 001-35551 or CIK Code 0001326801 through the SEC’s Web site at http://www.sec.gov. In addition, information regarding Facebook may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, none of Citigroup Funding Inc., Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Funding Inc. only.  The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

August 2012	PS-5

Autocallable Equity Linked Securities Based on the Common Stock of Facebook, Inc. Due September     , 2013

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The following table sets forth the published high and low closing prices of, and dividends paid on, the underlying shares from May 18, 2012 through August 27, 2012.  The associated graph shows the closing prices of the underlying shares for each day during that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Common Stock of Facebook, Inc.	High	Low	Dividends
2012
Second Quarter (beginning May 18, 2012)	$38.37	$21.71	$0.00
Third Quarter (through August 27, 2012)	$21.92	$19.24	$0.00

The closing price of the underlying shares on August 27, 2012 was 19.24.  We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Common Stock of Facebook, Inc. May 18, 2012 to August 27, 2012

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities, for U.S. federal income tax purposes, as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the underlying shares (or, at your option, receive the cash value thereof) from us at maturity (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the securities to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

August 2012	PS-6

Autocallable Equity Linked Securities Based on the Common Stock of Facebook, Inc. Due September     , 2013

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to maturity (including accelerated maturity upon an automatic early redemption) or disposition  of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities with a Term of More Than One Year” in the accompanying product supplement.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, subject to the possible application of Section 871(m) of the Internal Revenue Code as discussed in the accompanying product supplement, you generally should not be subject U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income or gain in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar securities, significant aspects of the treatment of an investment in the securities are uncertain.  In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts". While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If you are a Non-U.S. Holder, you should note that if withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter for the sale of the securities, will receive an underwriting fee of $4.00 for each security sold in this offering.  From this underwriting fee, the registered representatives of Citigroup Global Markets Inc. will receive a fixed sales commission of $4.00 for each $1,000 note they sell.  See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement, prospectus supplement and prospectus for additional information.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the market price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2012	PS-7